Exhibit 99.1

     AMCOL INTERNATIONAL (NYSE: ACO) REPORTS 26 PERCENT INCREASE IN DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS OVER 2005 SECOND QUARTER

    ARLINGTON HEIGHTS, Ill., July 21 /PRNewswire-FirstCall/ -- AMCOL International Corporation (NYSE: ACO) today reported 2006 second quarter income from continuing operations of $11.9 million or $0.39 per diluted share, compared with $9.5 million or $0.31 per diluted share in the same prior-year period.

    Net income for the quarter ended June 30, 2006 was $11.9 million, or $0.39 per diluted share, compared with $14.3 million, or $0.46 per diluted share, in the prior-year period. In the second quarter of 2005, the Company reported a gain from discontinued operations of $0.15 per diluted share, reflecting income tax refunds associated with the absorbent polymers segment that was sold in the second quarter of 2000.

    Net sales from continuing operations rose 12 percent to $152.7 million for the quarter ended June 30, 2006, compared with $136.3 million for the period in 2005. Operating profit from continuing operations grew over the 2005 second quarter by 10 percent to $14.8 million. Prior-period gross profit and operating profit benefited from a $1.9 million reduction in mining-related taxes due to legislative changes in Montana. Excluding this non-recurring benefit, operating profit would have increased by 28 percent over the 2005 quarter.

    For the six-month period ended June 30, 2006, net sales from continuing operations were $295.5 million compared to $258.4 million in the prior-year period. Income from continuing operations was $21.6 million, or $0.70 per diluted share, compared with $16.5 million, or $0.54 per diluted share in the same period of 2005. Net income was $21.6 million, or $0.70 per diluted share, compared with $21.2 million, or $0.69 per diluted share, in the same period of 2005. Net income for the six months ended June 30, 2005 includes a gain from discontinued operations of $0.15 per diluted share.

    This release should be read in conjunction with the attached unaudited condensed consolidated financial statements. Further discussion of items and events impacting earnings are included in the financial overview.

    Larry Washow, AMCOL president and chief executive officer said, "AMCOL's second quarter 2006 performance reflects the top-line and earnings momentum of our major segments. Our year-to-date performance reflects 14 percent sales growth, and 24 percent operating profit growth over the 2005 period. Although energy related costs continue to escalate significantly, our revenue improvement is enabling us to maintain strong year over year earnings growth."

    "In the minerals segment, our Metalcasting Products Group faces a stable, but solid, castings market. Our customers continue to rely on the high value of our products and technical expertise. Pet Products Group's margins are not yet meeting expectations and significant efforts continue on improving the group's operating results. This segment also benefited from high demand for the Petroleum Products Group's clay and lignite products. Asian metalcasting product demand is increasing-resulting in growing sales and profitability." Washow commented.

    Washow continued, "The environmental segment had another fine quarter, with our European operations profiting from the robust demand for its lining technologies and building materials products. This segment was however, negatively impacted by a slow start in the U.S. west coast construction season. In Asia, we are seeing improved profitability in our lining technology and building material operations due to sales of higher margin products and lower operating costs. The Oilfield Services group contributed another strong quarter globally."

    Washow added that the environmental segment's second quarter sales were negatively impacted by a slow start in the U.S. west coast construction season.

    FINANCIAL OVERVIEW

    Operating Results

    The Environmental segment accounted for approximately 80 percent of the sales growth in the second quarter. The Minerals segment contributed the remaining increase.

    Gross margin for the quarter was 26.0 percent compared with 26.8 percent in the prior-year second quarter. The Environmental segment's gross margin for the quarter declined by 20 basis points while the Minerals and Transportation segment's gross margins decreased by 240 basis points and 40 basis points, respectively. As previously mentioned, the 2005 quarter gross profit benefited from a $1.9 million non-recurring tax abatement, which was reported in the Minerals segment. Excluding this benefit, gross margin for the segment would have increased by 10 basis points.

    General, selling and administrative expenses were $24.9 million in the 2006 second quarter, an increase of $1.8 million or 8 percent over the 2005 period. Research and development expenses were approximately $1.7 million in the second quarter of 2006, compared to $1.9 in the second quarter of 2005.

    Operating margin for the quarter was 9.7 percent compared with 9.9 percent in the prior-year period.

    The Company's effective tax rate was 26.6 percent for the second quarter of 2006 versus 24.5 percent for the same period in 2005. The tax rate for the 2005 period benefited from a higher proportion of earnings generated in lower tax jurisdictions. The 2006 period also benefited from favorable tax adjustments. The effective rate for the remainder of year is forecast at approximately 28 percent.

    Income from affiliates and joint ventures contributed approximately $0.04 per diluted share in the 2006 second quarter compared with $0.01 per diluted share in the prior-year period.

    The weighted average number of common and common equivalent shares was 30.9 million for the quarter ended June 30, 2006, compared with 30.8 million in the prior-year period.

    Financial Position

    Long-term debt increased to $52.8 million at June 30, 2006 compared to $34.8 million at December 31, 2005. The increase was primarily due to greater working capital levels and capital expenditures. Debt represented 16 percent of total capitalization at June 30, 2006, compared with 12 percent at December 31, 2005. Cash and cash equivalents were $13.7 million at June 30, 2006 compared with $16.0 million at the end of 2005.

    Working capital increased to $169.4 million at June 30, 2006 from $147.9 million at December 31, 2005, which also had the effect of increasing the current ratio to 3.8-to-1 versus 3.3-to-1.

    Cash flow provided by operating activities was $5.8 million for the year-to-date six months ended June 30, 2006 as compared to $7.0 million in the prior-year period.

    Capital expenditures amounted to $20.5 million for the year-to-date six months ended June 30, 2006, compared with $11.7 million for the same period in 2005. The increase in 2006 is primarily attributed to new manufacturing sites in Spain and China.

    During the first six months of 2006, the Company repurchased 120 thousand shares of its common stock for $3.2 million, or an average price of $26.83 per share. $4.8 million remains available in the stock repurchase program approved by the Board of Directors in May 2004.

    This release contains certain forward-looking statements regarding AMCOL's expected performance for future periods and actual results for such periods might materially differ. Such forward-looking statements are subject to uncertainties, which include, but are not limited to, actual growth in AMCOL's various markets, utilization of AMCOL's plants, currency exchange rates, currency devaluation, delays in development, production and marketing of new products, integration of acquired businesses, and other factors detailed from time to time in AMCOL's annual report and other reports filed with the Securities and Exchange Commission.

    AMCOL International, headquartered in Arlington Heights, Ill., produces and markets a wide range of specialty mineral products used for industrial, environmental and consumer-related applications. AMCOL is the parent of American Colloid Co., CETCO (Colloid Environmental Technologies Co.), Volclay International, Nanocor and the transportation operations, Ameri-co Carriers, Inc. and Ameri-co Logistics, Inc. AMCOL's common stock is traded on the New York Stock Exchange under the symbol ACO. AMCOL's web address is http://www.amcol.com . AMCOL's second quarter conference call will be available live today at 11 a.m. EDT on the AMCOL website.

    Financial tables follow.

                         AMCOL INTERNATIONAL CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)
                      (In thousands, except per share data)

                                         Six Months Ended           Three Months Ended
                                             June 30,                    June 30,
                                     ------------------------    ------------------------
                                        2006          2005          2006          2005
                                     ----------    ----------    ----------    ----------
Continuing Operations:
Net sales                            $  295,465    $  258,394    $  152,701    $  136,344
Cost of sales                           220,041       192,146       113,006        99,776
  Gross profit                           75,424        66,248        39,695        36,568

General, selling and
 administrative expenses                 48,549        44,552        24,867        23,107
  Operating profit                       26,875        21,696        14,828        13,461
Other income (expense):
  Interest expense, net                  (1,095)         (805)         (618)         (444)
  Other, net                                532          (991)          320          (886)
                                           (563)       (1,796)         (298)       (1,330)
  Income before income taxes and
   income from affiliates and
   joint ventures                        26,312        19,900        14,530        12,131
Income tax expense (benefit)              7,268         4,457         3,860         2,973
  Income before income from
   affiliates and joint ventures         19,044        15,443        10,670         9,158

Income from affiliates and
 joint ventures                           2,586         1,027         1,249           360
Income from continuing
 operations                              21,630        16,470        11,919         9,518

Discontinued Operations:
Gain on 2000 disposal (including
 income tax benefit of $5,255
 in 2005)                                     -         4,755             -         4,755
  Income from discontinued
   operations                                 -         4,755             -         4,755

Net income                           $   21,630    $   21,225    $   11,919    $   14,273

Weighted average common shares
 outstanding                             29,880        29,407        29,971        29,480

Weighted average common and
 common equivalent shares
 outstanding                             31,011        30,772        30,937        30,773

Basic earnings per share:
  Continuing operations              $     0.72    $     0.56    $     0.40    $     0.32
  Discontinued operations:
    Gain on disposal                          -          0.16             -          0.16
Basic earnings per share             $     0.72    $     0.72    $     0.40    $     0.48

Diluted earnings per share:
  Continuing operations              $     0.70    $     0.54    $     0.39    $     0.31
  Discontinued operations:
    Gain on disposal                          -          0.15             -          0.15
Diluted earnings per share           $     0.70    $     0.69    $     0.39    $     0.46

Dividends declared per share         $     0.23    $     0.18    $     0.12    $     0.09

                         AMCOL INTERNATIONAL CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                               June 30,     December 31,
                                                                 2006           2005
                                                             ------------   ------------
                                                             (unaudited)         *
ASSETS

Current assets:
  Cash                                                       $     13,743   $     15,997
  Accounts receivable, net                                        123,437        101,725
  Inventories                                                      72,894         75,455
  Prepaid expenses                                                 12,396          9,068
  Income taxes receivable                                           3,863          3,698
  Current deferred tax assets                                       4,204          4,864
  Assets held for sale                                                401            402

    Total current assets                                          230,938        211,209

Investments in and advances to
 affiliates and joint ventures                                     23,295         19,730

Property, plant, equipment, mineral rights and reserves:
  Land and mineral rights                                          15,652         12,761
  Depreciable assets                                              270,958        252,430

                                                                  286,610        265,191
  Less: accumulated depreciation                                  174,780        165,127

                                                                  111,830        100,064
Other assets:
  Goodwill                                                         21,719         20,644
  Intangible assets, net                                            2,493          3,009
  Deferred tax assets                                               5,043          4,579
  Other assets                                                     10,994          9,294

                                                                   40,249         37,526
                                                             $    406,312   $    368,529

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                           $     28,568   $     24,722
  Accrued liabilities                                              32,925         38,547
    Total current liabilities                                      61,493         63,269

Long-term debt                                                     52,790         34,838

Minority interests in subsidiaries                                    262            259
Deferred compensation                                               7,691          7,045
Other liabilities                                                  14,639         14,262

                                                                   22,592         21,566
Stockholders' equity:
  Common stock                                                        320            320
  Additional paid in capital                                       75,500         72,194
  Retained earnings                                               198,859        184,125
  Accumulated other comprehensive income                           12,858          8,644

                                                                  287,537        265,283
Less:
  Treasury stock                                                   18,100         16,427

                                                                  269,437        248,856
                                                             $    406,312   $    368,529

*   Condensed from audited financial statements.

                         AMCOL INTERNATIONAL CORPORATION
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
                                 (In thousands)

                                                           Six Months Ended
                                                              June 30,
                                                       -----------------------
                                                          2006         2005
                                                       ----------   ----------
Cash flow from operating activities:
  Net income                                           $   21,630   $   21,225
  Adjustments to reconcile net income to net cash:
   provided by (used in) operating activities:
    Gain on disposal of discontinued operations                 -       (4,755)
    Depreciation, depletion, and amortization              10,089        9,828
    Changes in assets and liabilities, net of
     effects of acquisitions:
      Decrease (Increase) in current assets               (22,563)     (13,630)
      Decrease (Increase) in noncurrent assets             (1,895)         400
      Increase (decrease) in current liabilities             (647)      (4,962)
      Increase (decrease) in noncurrent
       liabilities                                          1,024          321
      Other                                                (1,838)      (1,389)
        Net cash provided by (used in) operating
         activities                                         5,800        7,038

Cash flow from investing activities:
  Acquisition of land, mineral rights, and
   depreciable assets                                     (20,525)     (11,733)
  Acquisitions, net of cash                                (1,270)      (1,632)
  Other                                                       219           75
        Net cash provided by (used in)
         investing activities                             (21,576)     (13,290)
Cash flow from financing activities:
  Net change in outstanding debt                           15,168       10,255
  Proceeds from sales of treasury stock                     2,214          944
  Purchases of treasury stock                              (3,219)           -
  Dividends paid                                           (6,893)      (5,324)
  Excess tax benefits from stock-based
   compensation                                             1,931            -
        Net cash provided by (used in) financing
         activities                                         9,201        5,875
Effect of foreign currency rate changes on cash             4,321       (2,779)
Net increase (decrease) in cash and cash
 equivalents                                               (2,254)      (3,156)
Cash and cash equivalents at beginning of
 period                                                    15,997       17,594
Cash and cash equivalents at end of period             $   13,743   $   14,438

                         AMCOL INTERNATIONAL CORPORATION
                           SEGMENT RESULTS (unaudited)

                                          Six Months Ended June 30,
                     ----------------------------------------------------------------------
    Minerals                  2006                      2005                2006 vs 2005
-----------------    -----------------------   -----------------------   ------------------
                                             (Dollars in Thousands)
Net sales            $  158,189        100.0%  $  148,325        100.0%  $    9,864     6.7%
Cost of sales           127,649         80.7%     118,068         79.6%       9,581     8.1%
  Gross profit           30,540         19.3%      30,257         20.4%         283     0.9%
General, selling
 and
 administrative
 expenses                12,302          7.8%      11,797          8.0%         505     4.3%
  Operating
   profit                18,238         11.5%      18,460         12.4%        (222)   -1.2%

                                            Six Months Ended June 30,
                     ----------------------------------------------------------------------
 Environmental                2006                      2005                2006 vs 2005
-----------------    -----------------------   -----------------------   ------------------
                                             (Dollars in Thousands)
Net sales            $  121,989        100.0%  $   96,138        100.0%  $   25,851    26.9%
Cost of sales            80,099         65.7%      63,029         65.6%      17,070    27.1%
  Gross profit           41,890         34.3%      33,109         34.4%       8,781    26.5%
General, selling
 and
 administrative
 expenses                24,497         20.1%      20,465         21.3%       4,032    19.7%
  Operating
   profit                17,393         14.2%      12,644         13.1%       4,749    37.6%

                                            Six Months Ended June 30,
                     ----------------------------------------------------------------------
 Transportation               2006                      2005                2006 vs 2005
-----------------    -----------------------   -----------------------   ------------------
                                             (Dollars in Thousands)
Net sales            $   25,319        100.0%  $   23,580        100.0%  $    1,739     7.4%
Cost of sales            22,325         88.2%      20,698         87.8%       1,627     7.9%
  Gross profit            2,994         11.8%       2,882         12.2%         112     3.9%
General, selling
 and
 administrative
 expenses                 1,579          6.2%       1,589          6.7%         (10)   -0.6%
  Operating
   profit                 1,415          5.6%       1,293          5.5%         122     9.4%

                                Six Months Ended June 30,
                     -----------------------------------------------
   Corporate           2006         2005           2006 vs 2005
-----------------    ---------   ----------    ---------------------
                                 (Dollars in Thousands)
Intersegment
 shipping
 sales               $ (10,032)  $   (9,649)
Intersegment
 shipping
 costs                 (10,032)      (9,649)
  Gross profit               -            -
Corporate
 general,
 selling
 and
 administrative
 expenses                8,521        9,033         (512)       -5.7%

Nanocomposite
 business
 development
 expenses                1,650        1,668          (18)       -1.1%
Operating loss          10,171       10,701         (530)       -5.0%

                     AMCOL INTERNATIONAL CORPORATION
                       SEGMENT RESULTS (unaudited)

                                           Three Months Ended June 30,
                     ------------------------------------------------------------------------
    Minerals                  2006                     2005                  2006 vs 2005
-----------------    ---------------------    ---------------------    ----------------------
                                              (Dollars in Thousands)
Net sales            $  78,118       100.0%   $  74,877       100.0%   $   3,241          4.3%
Cost of sales           62,470        80.0%      58,094        77.6%       4,376          7.5%
  Gross profit          15,648        20.0%      16,783        22.4%      (1,135)        -6.8%
General, selling
 and
 administrative
 expenses                6,177         7.9%       6,118         8.2%          59          1.0%
  Operating
   profit                9,471        12.1%      10,665        14.2%      (1,194)       -11.2%

                                           Three Months Ended June 30,
                     ------------------------------------------------------------------------
 Environmental                2006                     2005                  2006 vs 2005
-----------------    ---------------------    ---------------------    ----------------------
                                              (Dollars in Thousands)
Net sales            $  66,859       100.0%   $  53,834       100.0%   $  13,025         24.2%
Cost of sales           44,324        66.3%      35,585        66.1%       8,739         24.6%
  Gross profit          22,535        33.7%      18,249        33.9%       4,286         23.5%
General, selling
 and
 administrative
 expenses               12,873        19.3%      10,742        20.0%       2,131         19.8%
  Operating
   profit                9,662        14.4%       7,507        13.9%       2,155         28.7%

                                           Three Months Ended June 30,
                     ------------------------------------------------------------------------
 Transportation               2006                     2005                  2006 vs 2005
-----------------    ---------------------    ---------------------    ----------------------
                                              (Dollars in Thousands)
Net sales            $  12,848       100.0%   $  12,595       100.0%   $     253          2.0%
Cost of sales           11,336        88.2%      11,059        87.8%         277          2.5%
  Gross profit           1,512        11.8%       1,536        12.2%         (24)        -1.6%
General, selling
 and
 administrative
 expenses                  780         6.1%         816         6.5%         (36)        -4.4%
  Operating
   profit                  732         5.7%         720         5.7%          12          1.7%

                              Three Months Ended June 30,
                     ---------------------------------------------
   Corporate            2006       2005           2006 vs 2005
-----------------    ---------------------   ---------------------
                                 (Dollars in Thousands)
Intersegment
 shipping
 sales               $  (5,124)  $  (4,962)
Intersegment
 shipping
 costs                  (5,124)     (4,962)
  Gross profit               -           -
Corporate
 general,
 selling
 and
 administrative
 expenses                4,266       4,672        (406)       -8.7%

Nanocomposite
 business
 development
 expenses                  771         759          12         1.6%

Operating loss           5,037       5,431        (394)       -7.3%

SOURCE  AMCOL International Corporation
    -0-                             07/21/2006
    /CONTACT: Jennifer Melsheimer, Investor Relations Manager of AMCOL, +1-847-394-8730/
    /Web site:  http://www.amcol.com /
    (ACO)